EXHIBIT 16.3

March 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated March 12, 2004, of Iomega Corporation and are in agreement with the statements contained in paragraphs two, three and four of Item 4 on page 1 therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one and five of Item 4 on page 1 of the above referenced filing.

/s/ Ernst & Young LLP